EXHIBIT 10.89
                             EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT dated as of June 3, 1994, by and between BERNARD CHAUS, INC., a New York corporation (the "Company"), and WAYNE MILLER (the "Employee").

                              W I T N E S S E T H

          WHEREAS, the Company desires to employ the Employee and to enter into an agreement (the "Agreement") embodying the terms of such employment; and

          WHEREAS, the Employee desires to accept such employment with the Company and to enter into the Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

          1.   Employment.
          The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept employment with the Company, for the Term (as defined in Section 2 below), in the position, and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

          2.   Term.
                  The initial term of the Agreement shall commence on July 5, 1994 and shall continue through July 5, 1996 (the "Initial
Term"); provided, however, that the Agreement at all times shall be subject to earlier termination in accordance with the provisions hereof. Thereafter, the term of this Agreement shall automatically be extended for additional one year terms (the "Extended Term") unless either party hereto shall have provided written notice to the other party hereto of its intent not to extend this Agreement not less than thirty days prior to the end of the Initial Term or the Extended Term, as the case may be. For purposes of this Agreement, the "Term" of this Agreement means the Initial Term and, if extended, the Extended Term.

          3.   Position, Duties, Responsibilities.
          3.1 Appointment as Executive Vice President -- Finance and Administration and Chief Financial Officer.
               (a) During the Term, the Employee shall serve, and the Company shall employ Employee, as Executive Vice President -- Finance and Administration and Chief Financial Officer of the Company, and shall be responsible for the duties attendant to such office, and such other duties and responsibilities with the Company, subsidiaries or divisions, consistent with such positions, as may be assigned by the Chief Executive Officer of the Company (the "Chief Executive Officer"). The Employee shall report directly to the Chief Executive Officer.

               (b) During the Term, the Employee shall devote his full working time, attention and energies, to the best of his ability, experience and talent, to the business and affairs of the Company, and shall use his best efforts to promote the best interests of the Company. Without limiting the generality of the foregoing, the Employee shall perform such duties and responsibilities as may be assigned to him by the Chief Executive Officer consistent with Employee's positions as Executive Vice President -- Finance and Administration and Chief Financial Officer of the Company. Nothing in the Agreement shall preclude the Employee from engaging in charitable and community affairs, or giving attention to his passive personal investments; provided, such activities, in the reasonable judgment of the Chief Executive Officer, do not interfere with the regular performance of his duties and responsibilities under the Agreement; provided, further, without the prior approval of the Chief Executive Officer of the Company, which approval shall not unreasonably be withheld
(i) no such investment (other than an investment in real estate) may exceed two percent (2%) of any class or series of equity securities of any entity and (ii) the Employee may not serve as a member of the board of directors or as a trustee of any other company, association or entity.

          3.2  Representation.

               In order to induce the Company to enter into the Agreement on the terms and conditions set forth herein, the Employee hereby represents and warrants to the Company that his execution of the Agreement and the performance of his duties and responsibilities hereunder will not violate or result in a breach of, or in any manner be prohibited or restricted by, the terms of any agreement, arrangement, understanding (written or otherwise), order or decree to which he is a party or by which he is bound.

          4.   Compensation.
          4.1  Salary.

               The Company hereby agrees to pay to the Employee, and the Employee hereby agrees to accept, as cash compensation for all services rendered during the term of the Agreement, a base salary (the "Base
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Salary") at the rate of $250,000 per annum, payable in equal monthly installments.

          4.2  Initial Bonus.

               If Employee is employed by the Company on the date which is three months from the date of this Agreement, the Company hereby agrees to pay to Employee an initial bonus equal to $25,000 on such date.

          4.3  Annual Cash Bonus.

               In addition to the Base Salary provided in clause 4.1 above and the initial bonus provided in clause 4.2 above, the Employee shall participate in any bonus plans in which the senior management of the Company participate.

          4.4  Stock Options.

               On the date of commencement of employment pursuant to this Agreement, Employee shall be awarded stock options ("Stock Options") under the Company's 1986 Stock Option Plan, as amended (the "Stock Option Plan"), to purchase 50,000 shares of Common Stock (subject to the vesting provisions and otherwise in accordance with the terms of the Stock Option Plan, but subject to accelerated vesting as provided in clause 9.2(b) below). The per share exercise of each such Stock Option shall be equal to the closing price of the Company's Common Stock on the date of the award thereof.

          5.   Employee Benefits.
          5.1  Employee Benefit Programs and Plans.

               During the Term, the Employee will be entitled to participate in all benefit programs and plans now or hereafter made available by the Company to its senior executive officers, including, but not limited to, pension and other retirement plans, hospitalization, surgical, dental and major medical coverage and short and long term disability; provided, however, life insurance coverage (other than any group coverage) shall be provided separately pursuant to clause 5.2 below.

          5.2  Life Insurance.

               During the Term, the Company will reimburse the Employee for the cost of any long-term disability and term life insurance policies covering the Employee maintained by the Employee; provided, that such cost shall not be in excess of $8,000 per year. The Employee represents that he is in good physical and mental health, has never been rated an insurance risk on account of any past physical or mental history or condition and does not suffer from any physical or mental condition which could cause him not to be insurable for life insurance in the amount provided above at normal premium rates (consistent with general industry practice in New York). All benefits of such term life insurance policy shall inure to the Employee's designated beneficiaries.

          5.3  Vacations.

               The Employee shall be entitled to four (4) weeks paid vacation in each year, such vacation to be taken at such time or times as are consistent with the requirements of the Company's business and the performance of the Employee's duties and responsibilities hereunder. Unused vacation time may not be accumulated and carried forward to a subsequent year.

          6.   Expense Reimbursement and perquisites.
          6.1  Out-of-Pocket Expenses.

               During the Term, the Company shall reimburse the Employee for all reasonable, out-of-pocket, expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in carrying out his duties and responsibilities hereunder; provided, the Employee presents appropriately itemized accounts of, and receipts for, such expenditures.

          6.2  Automobile.

               During the Term, the Company shall reimburse the Employee for the cost of leasing an automobile selected by Employee and purchasing insurance for the automobile and for the reasonable cost of a garage for, and maintenance on, the automobile; provided, the Company shall not be required to reimburse the Employee in excess of $600 per month to lease such automobile and for the related expenses enumerated above.

          7.   Death or Disability of Employee.
          7.1  Death.

               In the event of the death of the Employee during the Term, the Agreement automatically shall be terminated. Base Salary shall be paid to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee for the month in which death occurs. The Employee shall be entitled to other death benefits in accordance with the terms of the Company's benefit programs and plans.

          7.2  Disability.

               In the event of the Disability (as herein defined) of the Employee during the Term, the Agreement automatically shall be terminated.
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Base Salary shall be paid to the Employee for the month in which
Disability occurs and for a period of six (6) months thereafter (less any Disability compensation which the Employee receives in accordance with the Company's benefit programs and plans). The Employee shall be entitled to other Disability compensation in accordance with the Company's benefit programs and plan. "Disability," for purposes of the Agreement, shall mean the Employee has failed as a result of his illness, physical or mental disability or other incapacity, for a period of 90 consecutive days or 180 days during any one year period of the Term to render the services provided in the Agreement, or has been adjudicated an incompetent.

          8.   Termination by the Company for Due Cause.

               Nothing herein shall prevent the Company from terminating the Employee's employment for Due Cause (as defined below). Upon such termination, the Employee shall continue to receive salary only for the period ending with the date of such termination and the obligation of the Company to make any further payments, or to provide any benefits specified herein, to the Employee shall thereupon cease and terminate. The term "Due Cause", as used herein, shall mean (a) the Employee's willful misconduct or gross negligence in the performance of his duties on behalf of the Company, or the Employee's dishonesty in the performance of his duties on behalf of the Company, (b) the neglect, failure or refusal of the Employee (continuing for at least 30 days) to carry out any reasonable request of the Board of Directors or the Chief Executive Officer for the provision of services hereunder consistent with his duties and responsibilities hereunder, (c) the material breach of any provision of the Agreement by the Employee (including, without limitation, the breach of his representation in clause 3.2 above) provided that in the case of the breach of the Employee's obligations under clause 3.1(a) and 3.1(b), said breach shall be continuing for at least 30 days (other than the obligation to devote full working time, as to which the breach need not be continuing) or (d) the entering of a plea of guilty or nolo contendere to, or the Employee's conviction of, a felony or other crime involving moral turpitude, dishonesty, theft or unethical business conduct. Termination of employment pursuant to this Section 8 shall be made by delivery to the Employee of a copy of a letter from the Chief Executive Officer setting forth the particulars of the conduct which provides the basis for a termination of the Employee for Due Cause.

          9.   Termination Other than for Due Cause.
          9.1  Termination.

               The Agreement may be terminated (a) by the Company (in addition to termination pursuant to Section 7 or 8) at any time and for any reason, (b) by the Employee at any time and for any reason or (c) upon the expiration of the Term.

          9.2  Severance and Non-Competition Payments.

               (a) If the Agreement is terminated by the Company (including a termination by not extending the Term) other than as a result of death or Disability of the Employee or for Due Cause (and other than in connection with a change in control (as herein defined) of the Company), the Company shall pay the Employee a severance and non-competition payment as follows: (i) if such termination is during the Initial Term, the Company shall pay the Employee a severance and non-competition payment equal to the Base Salary in effect at the time of termination for the period equal to the greater of (x) twelve months and (y) the remainder of the Initial Term and (ii) if such termination is during the Extended Term, the Company shall pay the Employee a severance and non-competition payment equal to the Base Salary in effect at the time of termination for the period equal to twelve months. Such severance and non-competition payment shall be payable in twelve equal monthly installments (except in the case of payments made pursuant to clause (i)(y) above, which shall be payable in monthly installments for the remainder of the Initial Term) commencing on the first day of the month following termination.

               (b) If the Agreement is terminated by the Company or by the Employee For Good Reason (as herein defined) in connection with or following a change in control of the Company, other than as a result of death or Disability of the Employee or for Due Cause, the Company shall pay the Employee a severance and non-competition payment equal to the sum of (x) two times the Base Salary in effect at the time of termination plus
(y) an amount equal to two times the annual cash bonus award earned by the Employee pursuant to clause 4.3 above in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be paid in a lump sum on the first day of the month following termination. In addition, all Stock Options which have not yet vested shall be deemed to have vested on the date of such termination. "Good Reason" for purposes of this Section 9(b) only shall mean (i) the Company shall have materially breached the provisions of the Agreement which breach shall continue for at least 30 days (except that the termination of the Employee's employment by the Company for Due Cause or as a result of the Disability of the Employee shall not be deemed a breach of the Agreement) or (ii) the assignment to the Employee by the Board of Directors and/or Chief Executive Officer of duties materially inconsistent with the Employee's position (including status, corporate office(s), title(s) or reporting responsibility), authority, duties or responsibilities as contemplated by Section 3 of the Agreement, or any action by the Board or Chief Executive Officer which results in a material diminution of the position, authority, duties or responsibilities of the Employee as contemplated by Section 3 of the Agreement. A "change in control" of the Company shall be deemed to have occurred if (x) the Company shall have merged or consolidated with an unaffiliated entity or the Company shall have transferred or sold all or substantially all of its
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assets to an unaffiliated entity, (y) the majority of the directors on the
Board at any time have not been nominated for election by the directors on the Board immediately prior to any such election of directors, or (z) any person or group shall have acquired a majority of the voting securities of the Company.

               (c) After the termination of the Agreement, any severance and non-competition payments due to Employee from the Company hereunder shall be reduced by an amount equal to 50% of all amounts received by the Employee in connection with any other employment (including self-employment); provided, however, that any such severance and non-competition payments due to Employee from the Company hereunder shall be reduced by an amount equal to 100% of all amounts received by the Employee in connection with any other employment if the Company agrees, at its option, to waive Employee's non-competition obligations pursuant to
Section 11(a) herein; provided, further, however, that as liquidated damages and the sole remedy for the breach by Employee of his non-competition obligations under Section 11(a), if not so waived by the Company, any such severance and non-competition payments shall be immediately terminated and Employee shall return to the Company any such payments made for periods after the date of commencement of employment with a competitor in breach of such obligations.

          10.  Confidential Information.

               (a) The Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as herein defined) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of the Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event the Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

               (b) The Employee and the Company agree that this covenant regarding confidential information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant contained in this
Section 10 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 10.

               (c) The provisions of this Section 10 shall survive the termination of the Agreement.

          11.  Non-Competition; Non-Solicitation.

               (a) The Employee agrees that, except for a termination following a change in control, during the Term and for a period of one year thereafter (herein referred to as the "Non-Competition Period"), without the prior written consent of the Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than two percent (2%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, engaged in any business activity competitive (directly or indirectly) with the business of the Company; and (ii) he shall not, on behalf of any such competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company. For purposes of this
Section 11, the business of the Company shall mean the manufacture and sale of women's apparel at price points comparable to those of the Company. All severance and non-competition payments pursuant to Section 9 shall be in consideration of the Employee's agreement not to compete with the Company; it being understood, however, that the Employee will have no obligations under this Section 11(a) if following the termination of his employment for any reason (including termination by the Employee) the Employee is not receiving or is not entitled to severance and non-competition payments under Section 9.

               (b) During the Term and during the Non-Competition Period, the Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), the Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the one (1) year immediately preceding such
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date of hiring or solicitation and was also an employee of the Company at the time the Employee was employed by the Company.

               (c) The Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in Section 11(b) would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of Section 11(b).

               (d) The provisions of this Section 11 shall survive the termination of the Agreement.

          12.  Notices.

               All notices, request, demands or other communications required or permitted under the Agreement shall be in writing and shall be deemed duly to have been given when mailed by registered or certified mail, return receipt requested, postage prepaid, sent by facsimile or personally delivered by hand or overnight courier to the address stated below or to such changed address as the addressee may have given by similar notice.

To the Company:          Bernard Chaus, Inc.
                    1410 Broadway
                    New York, New York  10018
                    Attention:  Chairman

With a copy to:          Shereff, Friedman, Hoffman & Goodman
                    919 Third Avenue
                    New York, New York  10022
                    Attention:  Martin Nussbaum, Esq.

To the Employee:         Mr. Wayne Miller
                    1365 York Avenue, Apt. 26B
                    New York, New York 10021

With a copy to:          Davis & Gilbert
                    1740 Broadway
                    New York, New York  10019
                    Attention:  Lewis Rubin, Esq.

Communications delivered by hand or overnight courier or by facsimile shall be deemed received on the date of delivery and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

          13.  Entire Agreement.

               The Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

          14.  Binding Effect; Assignment.

               The Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Employee and his successors and assigns. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale or a transfer of all or substantially all of the assets of the Company and, in the case of the Employee, his heirs and/or legal representatives as determined by will or by operation of law. Neither the Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee (except by will or by operation of law). The Company may assign the Agreement and all of its rights hereunder to any of its successors and assigns.

          15.  Amendment or Modification; Non-Waiver.

               No provision of the Agreement may be amended or waived unless agreed to in writing, signed by the parties hereto. The waiver of, or failure to take action with regard to, any breach of any term or condition of the Agreement shall not be deemed to constitute a continuing waiver or a waiver of any other breach of the same or any other term or condition.

          16.  Beneficiaries; References.

               The Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death, and may change such election by giving the Company written notice thereof. In the event of the Employee's death, Disability or a judicial determination of his incompetence, reference in the Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          17.  Survivorship.
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               The respective rights and obligations of the parties
hereunder shall survive any termination of the Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 17 are in addition to the survivorship provisions of any other section of the Agreement.

          18.  Governing Law.

               The validity, interpretation, construction, performance and enforcement of the Agreement shall be governed by the laws of the State of New York, without reference to rules relating to conflict of law.

          19.  Severability.

               If any provision of the Agreement shall be determined to be invalid or unenforceable (in whole or in part) for any reason, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The provisions of this Section 20 are in addition to the severability provisions of any other section of the Agreement.

          20.  Withholding.

               The Company shall withhold from any payments due to the Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

          21.  Headings.

               The headings contained in the Agreement are intended solely for convenience of reference and shall not affect in any way the meaning or interpretation of the Agreement.

          22.  Counterparts.

               The Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first above written.

                                   BERNARD CHAUS, INC.

                                           By: /s/ Josephine Chaus
                                                Name:
                                                Title:

                                           By: /s/ Wayne Miller
                                                Wayne Miller